Exhibit 99.1
FOR IMMEDIATE RELEASE
May 8, 2018
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER AND SIX MONTHS EARNINGS FOR FISCAL 2018
BURBANK, Calif. – The Walt Disney Company today reported quarterly earnings for its second fiscal quarter ended March 31, 2018. Diluted earnings per share (EPS) for the quarter increased 30% to $1.95 from $1.50 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter increased 23% to $1.84 from $1.50 in the prior-year quarter. EPS for the six months ended March 31, 2018 increased to $4.86 from $3.05 in the prior-year period. Excluding certain items affecting comparability(1), EPS for the six months increased 22% to $3.73 from $3.05 in the prior-year period.

“Driven by strong results in our parks and resorts and studio businesses, our Q2 performance reflects our continued ability to drive significant shareholder value,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “Our ability to create extraordinary content like Black Panther and Avengers: Infinity War and leverage it across all business units, the unique value proposition we’re creating for consumers with our DTC platforms, and our recent reorganization strengthen our confidence that we are very well positioned for future growth.”
The following table summarizes the second quarter and six-month results for fiscal 2018 and 2017 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	March 31, 2018	April 1, 2017	Change	March 31, 2018	April 1, 2017	Change
Revenues	$14,548	$13,336	9%	$29,899	$28,120	6%
Segment operating income (1)	$4,237	$3,996	6%	$8,223	$7,952	3%
Net income (2)	$2,937	$2,388	23%	$7,360	$4,867	51%
Diluted EPS (2)	$1.95	$1.50	30%	$4.86	$3.05	59%
EPS excluding certain items affecting comparability (1)	$1.84	$1.50	23%	$3.73	$3.05	22%
Cash provided by operations	$4,526	$3,228	40%	$6,763	$4,673	45%
Free cash flow (1)	$3,463	$2,345	48%	$4,719	$2,750	72%

(1)
EPS excluding certain items affecting comparability, segment operating income and free cash flow are non-GAAP financial measures. See the discussion on pages 7 through 9. The most significant item affecting comparability for the current quarter and six-month period was a net benefit from new U.S. federal income tax legislation (Tax Act) resulting from remeasuring our deferred tax balances to a new lower U.S. statutory rate, partially offset by the accrual of a Deemed Repatriation Tax (see page 5 for further discussion).

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the second quarter and six-month segment operating results for fiscal 2018 and 2017 (in millions):

	Quarter Ended			Six Months Ended
	March 31, 2018	April 1, 2017	Change	March 31, 2018	April 1, 2017	Change
Revenues:
Media Networks	$6,138	$5,946	3%	$12,381	$12,179	2%
Parks and Resorts	4,879	4,299	13%	10,033	8,854	13%
Studio Entertainment	2,454	2,034	21%	4,958	4,554	9%
Consumer Products & Interactive Media	1,077	1,057	2%	2,527	2,533	—%
	$14,548	$13,336	9%	$29,899	$28,120	6%
Segment operating income:
Media Networks	$2,082	$2,223	(6)%	$3,275	$3,585	(9)%
Parks and Resorts	954	750	27%	2,301	1,860	24%
Studio Entertainment	847	656	29%	1,676	1,498	12%
Consumer Products & Interactive Media	354	367	(4)%	971	1,009	(4)%
	$4,237	$3,996	6%	$8,223	$7,952	3%

Media Networks
Media Networks revenues for the quarter increased 3% to $6.1 billion and segment operating income decreased 6% to $2.1 billion.
The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	March 31, 2018	April 1, 2017	Change	March 31, 2018	April 1, 2017	Change
Revenues:
Cable Networks	$4,252	$4,062	5%	$8,745	$8,490	3%
Broadcasting	1,886	1,884	—%	3,636	3,689	(1)%
	$6,138	$5,946	3%	$12,381	$12,179	2%
Segment operating income:
Cable Networks	$1,726	$1,791	(4)%	$2,584	$2,655	(3)%
Broadcasting	343	344	—%	628	723	(13)%
Equity in the income of investees	13	88	(85)%	63	207	(70)%
	$2,082	$2,223	(6)%	$3,275	$3,585	(9)%
Cable Networks
Cable Networks revenues for the quarter increased 5% to $4.3 billion and operating income decreased 4% to $1.7 billion. Lower operating income was primarily due to a loss at BAMTech and decreases at Freeform and ESPN.

In the current quarter, BAMTech’s operating loss is reported in Cable Networks as a result of our acquisition of a controlling interest in the fourth quarter of fiscal 2017. In the prior-year quarter, the Company’s share of BAMTech results was reported in equity in the income of investees. The loss at BAMTech reflects ongoing investments in their technology platform including costs associated with ESPN+.
Results at Freeform were primarily due to lower advertising revenue reflecting a decrease in average viewership.
The decrease at ESPN was driven by higher programming costs, partially offset by affiliate revenue growth and higher advertising revenue. The programming cost increase was due to a shift in timing of College Football Playoff (CFP) bowl games and contractual rate increases for college sports and NBA programming. The current quarter included two semi-final bowl games and one host bowl game, whereas the prior-year quarter included three host bowl games. Semi-final games generally have a higher cost than host games. Affiliate revenue growth reflected contractual rate increases, partially offset by a decline in subscribers. Higher advertising revenue was due to an increase in rates, partially offset by lower impressions driven by fewer units delivered and a decrease in average viewership. Rates benefited from the shift of CFP games.
Broadcasting
Broadcasting revenues and segment operating income for the quarter were essentially flat at $1.9 billion and $343 million, respectively. Higher affiliate revenue due to contractual rate increases was offset by a decline in advertising revenue, lower income from program sales and higher network programming and marketing costs.
The decrease in advertising revenues was due to fewer network impressions, partially offset by higher network rates. The decline in network impressions was due to a decrease in average viewership, partially offset by an increase in units delivered. Lower income from program sales reflected higher sales of How to Get Away with Murder in the prior-year quarter. The increase in network programming costs was due to a higher cost mix of programming, including the impact of more hours of higher cost acquired programming, and contractual increases, partially offset by lower production cost write-downs. Marketing costs increased to support new primetime series and mid-season launches.
Equity in the Income of Investees
Equity in the income of investees decreased from $88 million in the prior-year quarter to $13 million in the current quarter due to higher losses from Hulu, partially offset by higher operating results from A +E Television Networks (A+E). The decrease at Hulu was driven by higher programming, marketing and labor costs, partially offset by growth in subscription and advertising revenue. The increase at A+E was due to lower marketing and programming costs, a gain from an investment and higher affiliate revenue, partially offset by lower advertising revenue.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 13% to $4.9 billion and segment operating income increased 27% to $1.0 billion. Operating income growth for the quarter was due to increases at our domestic and international parks and resorts. Results included a benefit from a shift in the timing of the Easter holiday relative to our fiscal periods. The current quarter included one week of the Easter holiday, whereas the entire Easter holiday fell in the third quarter of the prior year.
Higher operating income at our domestic parks and resorts was primarily due to increased guest spending, attendance growth at Walt Disney World Resort and higher sponsorship revenue, partially offset by increased costs. Guest spending growth was due to increases in average ticket prices, average daily hotel room rates and food, beverage and merchandise spending. The increase in costs was primarily due to labor and other cost inflation, an increase in depreciation associated with new attractions and higher technology spending.
The increase at our international parks and resorts was due to growth at Disneyland Paris and higher occupied room nights and attendance at Hong Kong Disneyland Resort. These increases were partially offset by a decrease at Shanghai Disney Resort driven by lower attendance, cost inflation and an unfavorable foreign currency impact. Higher operating income at Disneyland Paris was due to increases in guest spending and attendance, partially offset by cost inflation. Guest spending growth at Disneyland Paris was due to higher average ticket prices driven by less discounting, and increases in average daily hotel room rates and food, beverage and merchandise spending.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 21% to $2.5 billion and segment operating income increased 29% to $847 million. Operating income growth was due to increases in theatrical, home entertainment and TV/SVOD distribution results, partially offset by higher film cost impairments.
The increase in theatrical distribution results was due to the success of Black Panther in the current quarter with no comparable Marvel title in the prior-year quarter. This increase was partially offset by the performance of A Wrinkle in Time in the current quarter compared to Beauty and the Beast in the prior-year quarter.
Growth at home entertainment was driven by higher average net effective pricing and an increase in unit sales, both of which reflected the successful release of Star Wars: The Last Jedi. Higher unit sales reflected the DVD/Blu-ray release of Star Wars: The Last Jedi in the current quarter whereas the DVD/Blu-ray release of Rogue One: A Star Wars Story occurred in the prior-year third quarter. Other significant titles included Thor: Ragnarok and Coco in the current quarter compared to Moana and Doctor Strange in the prior-year quarter.
Higher TV/SVOD distribution results were due to international growth and the domestic free television sale of Star Wars: The Force Awakens in the current quarter.

Consumer Products & Interactive Media
Consumer Products & Interactive Media revenues increased 2% to $1.1 billion and segment operating income decreased 4% to $354 million as higher income from licensing activities was more than offset by a decrease in comparable retail store sales and an unfavorable foreign currency impact.
The increase in income from licensing was due to higher minimum guarantee shortfall recognition and increased sponsorship revenue, partially offset by a decrease in settlements and lower licensing revenue from sales of merchandise and games. Higher minimum guarantee shortfall recognition was due to a favorable timing impact. Shortfalls are generally recognized at the end of the contract period. For contracts that ended on December 31, shortfalls were recognized in the second quarter of the current year whereas they were recognized in the first quarter of the prior year.

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $33 million to $194 million in the current quarter due to costs incurred in connection with our agreement to acquire Twenty-First Century Fox, Inc. and higher compensation costs.
Other income, net
Other income for the current quarter reflects insurance proceeds related to a legal matter.
Interest expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	March 31, 2018	April 1, 2017	Change
Interest expense	$(172)	$(115)	(50)%
Interest and investment income	29	31	(6)%
Interest expense, net	$(143)	$(84)	(70)%
The increase in interest expense was due to higher average debt balances and an increase in average interest rates.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	March 31, 2018	April 1, 2017	Change
Effective income tax rate	20.7%	32.3%	11.6	ppt
The decrease in the effective income tax rate for the quarter reflected a net favorable impact of the Tax Act, partially offset by lower tax benefits from share-based awards. The net impact of the Tax Act reflects the following:

•
A reduction in the Company’s fiscal 2018 U.S. statutory federal income tax rate to 24.5% from 35.0% in the prior year. Net of state tax and other related effects, the reduction in the statutory rate had an impact of approximately 10.2 percentage points on the effective income tax rate.

•
A net benefit of approximately $0.1 billion from updating our first quarter estimates of the remeasurement of U.S. federal deferred tax assets and liabilities and a one-time tax on certain accumulated foreign earnings (Deemed Repatriation Tax). This update includes the impact of legislation enacted in the second quarter that accelerated tax deductions into fiscal 2017 at the higher 2017 statutory rate. In the current-year six-month period, the Company recognized a net benefit of $1.7 billion due to a $2.0 billion benefit from the remeasurement of deferred income tax assets and liabilities, partially offset by an approximately $350 million impact from the Deemed Repatriation Tax.

Noncontrolling Interests

	Quarter Ended
(in millions)	March 31, 2018	April 1, 2017	Change
Net income attributable to noncontrolling interests	$178	$151	(18)%
The increase in net income attributable to noncontrolling interests was due to lower tax expense at ESPN, largely due to the Tax Act, and the impact of the Company’s acquisition of the noncontrolling interest in Disneyland Paris in the third quarter of the prior year, partially offset by lower operating results at Shanghai Disney Resort.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	March 31, 2018	April 1, 2017	Change
Cash provided by operations	$6,763	$4,673	$2,090
Investments in parks, resorts and other property	(2,044)	(1,923)	(121)
Free cash flow (1)	$4,719	$2,750	$1,969

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 7 through 9.

Cash provided by operations for the first six months of fiscal 2018 increased by $2.1 billion from $4.7 billion in the prior-year quarter to $6.8 billion in the current quarter. The increase was due to lower pension plan contributions, a decrease in income tax payments due to the Tax Act and higher operating results at our Parks and Resorts segment, partially offset by higher film and television production spending.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	March 31, 2018	April 1, 2017
Media Networks
Cable Networks	$135	$60
Broadcasting	45	33
Total Media Networks	180	93
Parks and Resorts
Domestic	1,413	1,093
International	307	579
Total Parks and Resorts	1,720	1,672
Studio Entertainment	52	47
Consumer Products & Interactive Media	10	8
Corporate	82	103
Total investments in parks, resorts and other property	$2,044	$1,923
Capital expenditures increased by $121 million to $2.0 billion due to higher spending on new attractions at our domestic parks and resorts and on technology at BAMTech, partially offset by lower spending at Hong Kong Disneyland Resort and Shanghai Disney Resort.
Depreciation expense was as follows (in millions):

	Six Months Ended
	March 31, 2018	April 1, 2017
Media Networks
Cable Networks	$84	$71
Broadcasting	48	46
Total Media Networks	132	117
Parks and Resorts
Domestic	713	650
International	357	313
Total Parks and Resorts	1,070	963
Studio Entertainment	26	23
Consumer Products & Interactive Media	27	31
Corporate	109	129
Total depreciation expense	$1,364	$1,263

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.
The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the quarter.

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	Change vs. prior year period
Quarter Ended March 31, 2018:
As reported	$3,928	$(813)	$3,115	$1.95	30%
Exclude:
Net benefit from the Tax Act (4)	—	(134)	(134)	(0.09)
Other income, net (5)	(41)	11	(30)	(0.02)
Restructuring and impairment charges (6)	13	(3)	10	0.01
Excluding certain items affecting comparability	$3,900	$(939)	$2,961	$1.84	23%

Six Months Ended March 31, 2018:
As reported	$7,673	$(85)	$7,588	$4.86	59%
Exclude:
Net benefit from the Tax Act (4)	—	(1,691)	(1,691)	(1.10)
Other income, net (5)	(94)	23	(71)	(0.05)
Restructuring and impairment charges (6)	28	(6)	22	0.01
Excluding certain items affecting comparability	$7,607	$(1,759)	$5,848	$3.73	22%

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)	Amounts reflect the remeasurement of U.S. federal deferred tax assets and liabilities, partially offset by the Deemed Repatriation Tax (see page 5 for more information).

(5)	Other income for the current quarter reflects insurance proceeds related to a legal matter. Other income for the current six-month period also includes a gain from the sale of property rights.

(6)	For the current quarter and six-month period, the Company recorded $13 million and $28 million, respectively, of restructuring and impairment charges primarily for severance costs.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of income before income taxes to segment operating income is as follows (in millions):

	Quarter Ended		% Change	Six Months Ended		% Change
(in millions)	March 31, 2018	April 1, 2017	Better/ (Worse)	March 31, 2018	April 1, 2017	Better/ (Worse)
Income before income taxes	$3,928	$3,751	5%	$7,673	$7,476	3%
Add/(subtract):
Corporate and unallocated shared expenses	194	161	(20)%	344	293	(17)%
Restructuring and impairment charges	13	—	nm	28	—	nm
Other income, net	(41)	—	nm	(94)	—	nm
Interest expense, net	143	84	(70)%	272	183	(49)%
Segment Operating Income	$4,237	$3,996	6%	$8,223	$7,952	3%

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 8, 2018, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

IMPORTANT INFORMATION ABOUT THE
TRANSACTION WITH 21CF AND WHERE TO FIND IT
In connection with the proposed transaction between The Walt Disney Company (“Disney”) and Twenty-First Century Fox, Inc. (“21CF”), Disney and 21CF have filed with the Securities and Exchange Commission (the “SEC”) a preliminary registration statement on Form S-4 that includes a joint proxy statement of Disney and 21CF that also constitutes a preliminary prospectus of Disney. 21CF will file with the SEC a registration statement for a newly formed subsidiary (“SpinCo”), which is contemplated to own certain assets and businesses of 21CF not being acquired by Disney in connection with the proposed transaction. 21CF and Disney will file final versions of the preliminary registration statement and may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which 21CF or Disney may file with the SEC. INVESTORS AND SECURITY HOLDERS OF 21CF AND DISNEY ARE URGED TO READ THE REGISTRATION STATEMENTS, THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statements and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by 21CF and Disney through the website maintained by the SEC at www.sec.gov or by contacting the investor relations department of:

21CF	Disney
1211 Avenue of Americas	c/o Broadridge Corporate Issuer Solutions
New York, NY 10036	P.O. Box 1342
Attention: Investor Relations	Brentwood, NY 11717
1 (212) 852 7059	Attention: Disney Shareholder Services
1 (855) 553 4763
Participants in the Solicitation
21CF, Disney and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding 21CF’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is available in 21CF’s Annual Report on Form 10-K for the year ended June 30, 2017, its proxy statement filed on September 28, 2017, and the preliminary registration statement on Form S-4, all of which are filed with the SEC. Information regarding Disney’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is available in Disney’s Annual Report on Form 10-K for the year ended September 30, 2017, its proxy statement filed on January 12, 2018, and the preliminary registration statement on Form S-4, all of which are filed with the SEC.
No Offer or Solicitation
This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	expenses of providing medical and pension benefits;

•	income tax expense;

•	performance of some or all company businesses either directly or through their impact on those who distribute our products; and

•	the proposed transaction with 21CF.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017 under Item 1A, “Risk Factors,” in the Company’s Report on Form 10-Q for the quarter ended December 30, 2017 under Item 1A, “Risk Factors,” the preliminary registration statement on Form S-4, and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Revenues:
Services	$12,520	$11,487	$25,504	$23,893
Products	2,028	1,849	4,395	4,227
Total revenues	14,548	13,336	29,899	28,120
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(6,304)	(5,839)	(13,638)	(12,859)
Cost of products (exclusive of depreciation and amortization)	(1,229)	(1,130)	(2,632)	(2,516)
Selling, general, administrative and other	(2,247)	(1,941)	(4,326)	(3,926)
Depreciation and amortization	(731)	(676)	(1,473)	(1,363)
Total costs and expenses	(10,511)	(9,586)	(22,069)	(20,664)
Restructuring and impairment charges	(13)	—	(28)	—
Other income, net	41	—	94	—
Interest expense, net	(143)	(84)	(272)	(183)
Equity in the income of investees	6	85	49	203
Income before income taxes	3,928	3,751	7,673	7,476
Income taxes	(813)	(1,212)	(85)	(2,449)
Net income	3,115	2,539	7,588	5,027
Less: Net income attributable to noncontrolling interests	(178)	(151)	(228)	(160)
Net income attributable to The Walt Disney Company (Disney)	$2,937	$2,388	$7,360	$4,867

Earnings per share attributable to Disney:
Diluted	$1.95	$1.50	$4.86	$3.05

Basic	$1.95	$1.51	$4.88	$3.07

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,510	1,591	1,515	1,597

Basic	1,503	1,580	1,507	1,586

Dividends declared per share	$—	$—	$0.84	$0.78

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	March 31, 2018	September 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$4,179	$4,017
Receivables	9,678	8,633
Inventories	1,301	1,373
Television costs and advances	1,114	1,278
Other current assets	536	588
Total current assets	16,808	15,889
Film and television costs	8,074	7,481
Investments	3,148	3,202
Parks, resorts and other property
Attractions, buildings and equipment	55,317	54,043
Accumulated depreciation	(30,435)	(29,037)
	24,882	25,006
Projects in progress	3,056	2,145
Land	1,262	1,255
	29,200	28,406
Intangible assets, net	6,962	6,995
Goodwill	31,350	31,426
Other assets	2,401	2,390
Total assets	$97,943	$95,789

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$9,022	$8,855
Current portion of borrowings	5,918	6,172
Deferred revenue and other	4,788	4,568
Total current liabilities	19,728	19,595
Borrowings	18,766	19,119
Deferred income taxes	2,949	4,480
Other long-term liabilities	6,699	6,443
Commitments and contingencies
Redeemable noncontrolling interests	1,150	1,148
Equity
Preferred stock, $0.01 par value, Authorized – 100 million shares, Issued – none	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares	36,411	36,248
Retained earnings	78,704	72,606
Accumulated other comprehensive loss	(3,345)	(3,528)
	111,770	105,326
Treasury stock, at cost, 1.4 billion shares	(66,619)	(64,011)
Total Disney Shareholders’ equity	45,151	41,315
Noncontrolling interests	3,500	3,689
Total equity	48,651	45,004
Total liabilities and equity	$97,943	$95,789

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Six Months Ended
	March 31, 2018	April 1, 2017
OPERATING ACTIVITIES
Net income	$7,588	$5,027
Depreciation and amortization	1,473	1,363
Deferred income taxes	(1,623)	126
Equity in the income of investees	(49)	(203)
Cash distributions received from equity investees	389	397
Net change in film and television costs and advances	(490)	(428)
Equity-based compensation	194	189
Other	155	261
Changes in operating assets and liabilities:
Receivables	(1,004)	(284)
Inventories	64	90
Other assets	(248)	78
Accounts payable and other accrued liabilities	(92)	(1,934)
Income taxes	406	(9)
Cash provided by operations	6,763	4,673

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,044)	(1,923)
Acquisitions	(1,581)	(557)
Other	(180)	90
Cash used in investing activities	(3,805)	(2,390)

FINANCING ACTIVITIES
Commercial paper borrowings, net	1,372	914
Borrowings	1,048	2,053
Reduction of borrowings	(1,350)	(1,233)
Dividends	(1,266)	(1,237)
Repurchases of common stock	(2,608)	(3,500)
Proceeds from exercise of stock options	91	186
Other	(169)	(232)
Cash used in financing activities	(2,882)	(3,049)

Impact of exchange rates on cash, cash equivalents and restricted cash	55	(69)

Change in cash, cash equivalents and restricted cash	131	(835)
Cash, cash equivalents and restricted cash, beginning of period	4,064	4,760
Cash, cash equivalents and restricted cash, end of period	$4,195	$3,925

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601